3rd Quarter 2015 Earnings Conference Call Noranda Aluminum Holding Corp November 9, 2015 5:00 PM Eastern Exhibit 99.2

[…] The presentation and comments made by Noranda’s management on the quarterly conference call contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. including but not limited to: expected effects of our efforts to achieve sustainable operations and targeted cost structure improvements, expected fourth quarter 2015 improvements in net cash cost and our expectation that we will not record lower-of-cost or market or other pricing adjustments in the fourth quarter 2015 similar to those recorded in the third quarter of 2015. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the inability of our targeted cost structure improvements to achieve anticipated cost savings and operational improvements; delays in implementation of cost-saving projects; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; failure to maintain a competitive and sustainable power rate at the smelter in Missouri, with consequent risk of smelter closure; the ability to fulfill the business’s substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel; environmental, safety, production and product regulations or concerns; eliminate environmental change legislation or regulations; natural disasters and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions. Forward-looking statements contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This presentation contains non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for U.S. GAAP financial measures. To the extent we disclose any non-GAAP financial measures, a reconciliation of each measure to the most directly comparable U.S. GAAP measure is available in the Press Release included as an exhibit to the Current Report on Form 8-K to which this presentation is also an exhibit. As such, this presentation should be read in conjunction with our Press Release. Forward-Looking Statements & Non-GAAP Measures 2

• Cash and cash equivalents totaled $8.9 million and total available liquidity was $112.7 million as of September 30, 2015 • Excluding special items, loss per share was $3.87 loss versus a $0.32 loss per share in third quarter 2014 • Average realized Midwest Transaction Price was $0.79 per pound, compared to $0.95 per pound in second quarter 2015, and $1.08 per pound in third quarter 2014 • Total segment loss was $26.4 million versus total segment profit of $19.4 million in second quarter 2015 and total segment profit of $36.6 million in third quarter 2014 Third Quarter 2015 Summary (1) Segment profit (in which certain items, primarily non-recurring costs or non-cash expenses, are not allocated to the segments and in which certain items, primarily the income statement effects of current period cash settlements of hedges, are allocated to the segments) is a measure used by management as a basis for resource allocation. See slide [12] for a reconciliation of segment profit to net loss, excluding special items. (2) Liquidity includes $103.8 million available, net, borrowing capacity under the revolving credit facility plus $8.9 million cash. 3 We must transform our integrated platform and reduce our cost structure now. Our strategy has been and remains to generate positive cash flow in the troughs of the aluminum price cycle, and we have three imperatives for achieving that goal: 1. Stabilize our operations, especially at the smelter. 2. Complete a broad portfolio of productivity projects. 3. Preserve cash and liquidity to provide the time and financial resources to complete our transformation.

Stabilize Operations

4

Market conditions, liquidity factors will drive metal production decisions regarding capacity. Market conditions, and equipment lead-times will drive the timeline for restoring billet production.

Reliability Issues And Casthouse Recovery At New Madrid


New Madrid casthouse
General area affected by 8/4/15 incident

Key facts regarding smelter:

- We have reached a steady-state for the majority of the smelter's metal production processes, which will support a production ramp-up when it is economically prudent to do so.
- Our initial assessments have supported operating all three pot lines at New Madrid. We are routinely re-evaluating whether any production curtailment is necessary.

Key facts regarding casthouse:

- We have developed a dynamic working plan for restoring billet production as soon as practical given market conditions, and equipment lead-times.

Alumina Business Continues To Improve Stability



- Alumina business continues to show improved process control and operational reliability.
- In 3Q15, business generated sufficient production to meet its existing customers' needs and to expand the geographic scope of its customer base.
- Transcontinental shipments of smelter grade alumina were first in Gramercy's 58-year history, and are an important step in improving the long-term sustainability of the refinery.

Broad Portfolio of Productivity Projects 5 We have either realized or begun to realize savings on 55% of our $85 million three year productivity target, and have made substantial progress on another 18% of that target. Here, part of the new $12 million midstream unloading facility is delivered to Gramercy. We expect to unload our first vessel with the new system this week. A view inside the $55 million state-of-the-art rod mill facility. We remain on track to begin production during second quarter 2016.

Capital structure 6 Total available liquidity at September 30, 2015 was $112.7million, comprising cash and cash equivalents plus ABL borrowing capacity. ABL Fixed-Charge Coverage Ratio above 1x at quarter-end. • $265 million asset-based revolving credit facility o No ABL borrowings outstanding at end of 3Q-15 o Available borrowing capacity under the facility was $103.8 million, net of $44.2 million in letters of credit • No material funded debt maturities before 2019 • No financial covenants other than requirement to maintain $20 million of ABL availability if fixed charge coverage ratio falls below 1x. ($ in millions) September 2015 Cash and cash equivalents $ 8.9 Available borrowing from ABL, net 103.8 Total liquidity $ 112.7 Term B loan, 5.75%, due 2019 $ 467.3 Project-specific financing 36.5 Total secured debt 503.8 Senior notes, 11%, due 2019 173.5 Total debt $ 677.3 Total secured net debt $ 475.0 Total net debt $ 668.4

(amounts in millions) Q3 2014 Q2 2015 Q3 2015 Segment profit (loss) $ 36.6 $ 19.4 $ (26.4) LIFO/LCM (2.2) (5.9) 0.8 Other recurring non-cash items (2.8) (6.0) (4.4) EBITDA, excluding special items 31.6 7.5 30.0 Depreciation & amortization (21.7) (23.5) (23.9) Interest expense, net (12.6) (13.2) (13.0) Pre-tax loss, excluding special items (2.7) (29.2) (66.9) Income tax expense (benefit) 0.4 (12.0) (28.2) Net loss, excluding special items $ (3.1) $ (17.2) $ (38.7) EPS, excluding special items $ (0.32) $ (1.73) $ (3.87) Bridge of Segment Profit to Net Income, Ex. Special Items 7 A $26 million segment loss, driven by lowest aluminum prices in six years and seasonal peak power rates led to $3.87 loss per share.

Quarterly Results Last Four Quarters (amounts in millions except per pound data) Q3-14 Q2-15 Q3-15 Q3-14 Q3-15 Integrated Upstream Business: Primary shipments (lbs) 140.8 128.3 134.0 576.4 524.8 Integrated Upstream margin/lb: Midwest Transaction Price/lb $ 1.08 $ 0.95 $ 0.79 0.98 0.98 Integrated net cash cost /lb 0.90 0.87 1.06 0.86 0.89 0.18 0.08 (0.27) 0.13 0.09 Integrated Upstream segment profit $ 25.0 $ 10.0 $ (35.6) $ 73.3 $ 45.7 Flat-Rolled Products Business: Flat-Rolled shipments (lbs) 103.0 101.6 101.2 373.9 381.8 EBITDA margin/lb $ 0.17 $ 0.16 $ 0.18 $ 0.14 $ 0.16 Flat-Rolled Products segment profit $ 17.6 $ 16.4 $ 18.1 $ 52.0 $ 59.5 Corporate cost $ (6.0) $ (7.0) $ (8.9) $ (26.8) $ (28.7) Total segment profit (loss) $ 36.6 $ 19.4 $ (26.4) $ 98.5 $ 76.5 Segment Profit Summary 8 The effects of lower selling prices, seasonal peak power costs, and the loss of billet premiums had a negative impact on 3Q-15 segment results. Net Cash Cost expected to decline significantly in 4Q-15.

Cash and Financial Management Overview

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To lessen the impact of lower aluminum prices in 3Q15, we carefully managed working capital, controlled discretionary spending, and rationed our capital expenditures. We expect to follow a similar path in 4Q15.

(amounts in millions except per pound data)	Quarterly Results			Last Four Quarters	
	Q3-14	Q2-15	Q3-15	Q3-14	Q3-15
Total segment profit	$ 36.6	$ 19.4	$ (26.4)	$ 98.5	$ 76.5
Cash interest	(7.7)	(17.6)	(8.3)	(53.9)	(51.4)
Taxes[(1)]	(5.7)	(5.7)	(1.2)	(4.5)	(7.9)
Pension funding[(2)]	(2.8)	(1.0)	(3.2)	(5.0)	(3.2)
Working capital, other	1.0	13.4	26.1	(7.5)	37.4
Operating cash flow	21.4	8.5	(13.0)	27.6	51.4
Capital expenditures, net	(28.8)	(19.4)	(10.9)	(76.7)	(87.2)
Company-owned life insurance & other	-	-	10.0	-	10.0
Free cash flow	(7.4)	(10.9)	(17.5)	(49.1)	(25.8)
Term B repayment	(1.2)	(1.2)	(1.2)	(4.8)	(4.8)
Project specific proceeds	0.7	15.7	1.3	18.2	23.2
Project specific repayments	-	(1.9)	(1.8)	(0.5)	(5.3)
Dividends, other	(0.7)	(0.7)	-	(3.4)	(2.7)
Change in cash	$ (8.6)	$ 1.0	$ (15.6)	$ (39.6)	$ (15.4)

(1) Includes impact of taxable cancellation of debt income from open market debt repurchases in 2009, which is being recognized as taxable income from 2014 through 2019. The recognition of this taxable income has an annual tax impact of approximately $14.7 million.

(2) Amount represents the difference between pension funding and pension expense related to service and interest cost and expected investment gains, which are components of segment profit.

Key Takeaways 10 • Aluminum prices are at their lowest levels since the global financial crisis. • We hold a positive outlook for aluminum fundamentals beyond the near term. • We are not counting on a meaningful price recovery in the immediate term. The current aluminum price environment presents a significant financial challenge • We reached a steady-state for smelter’s key metal production processes. • Market conditions & liquidity factors will drive metal production decisions. • Market conditions & equipment lead-times will drive timing to restore billet production We made progress in stabilizing Noranda’s operations, including at the aluminum smelter • Gramercy’s midstream bauxite unloading project to be completed this week. • We are on track to complete new rod mill in New Madrid in 2Q-16. • We are ramping up projects to improve usage rates for key commodity- based inputs. We continued to execute projects expected to transform our business and reduce operating costs across our integrated platform • We expect to continue managing our balance sheet to free up cash in 4Q- 15. • We expect a 4Q-15 decrease in Net Cash Cost with no seasonal peak power surcharge, lack of other items which affected 3Q-15 results. • Our goal is to be cash flow positive in 4Q-15. We tightly managed our balance sheet to free up cash and lessen the impact of lower aluminum prices “Our third quarter results reflect an extremely challenging aluminum price environment, to which we responded with an intense focus on managing cash and available liquidity. We are taking the necessary actions to achieve sustainable operations and targeted cost structure improvements.” 1 2 3 4